Exhibit 10.64
1 January 2006
Mr. Wilmer Pergande
3724 Bengal Rd
Gulf Breeze, FL 32563
Dear Wil,
Re: Consultancy Agreement
This letter is to confirm that Consolidated Water Co. Ltd. (“the Company”) hereby offers you a Consulting engagement as Technical Advisor to the CEO for a period of 6 months commencing this date on the following terms and conditions.
1.	You will be engaged as an independent consultant and therefore will not be eligible for any benefits generally offered to employees of the Company;

2.	You are expected to devote no less than 15 days per month of your time to the Company’s business;

3.	You will be paid a consultancy fee of US$850 per Day for time spent on the Company’s business, including travel time. Fees are billable in half-Day increments. For the purposes of this agreement, a Day is defined as no less than 8 hours and no more than 10 hours of work within a twenty-four hour period. Invoices received by the Company by the 25th day of the month will be processed and paid before the 10th day of the following month;

4.	All expenses related to the business or affairs of the Company for which you claim reimbursement must be approved by the CEO. The Company will reimburse you for all reasonable expenses you incurred on behalf of the Company upon the production of the necessary vouchers and other supporting documentation;

5.	You will provide a monthly summary of your activities to the CEO no later than the 10th day of the following month;

6.	You agree to sign the Company’s Confidential Information and Inventions Agreement attached to this agreement and material thereto;

7.	Your duties and responsibilities will be those assigned to you from time to time by the CEO, but initially will be to examine, in detail, the operation of the Windsor Desalination Plant in Nassau, Bahamas and to make recommendations to improve the performance and operation of that Plant.

If you accept the terms and conditions of this engagement, please sign in the space below.
Yours sincerely,
/s/ Frederick McTaggart
Frederick W. McTaggart
President and CEO
I, Wilmer Pergande, accept the above offer to provide Consulting services as Technical Advisor to the CEO made to me on these terms and conditions.

/s/ Wilmer Pergande	January 5, 2006

Signature	Date